Exhibit 3.1

AMENDED & RESTATED
CERTIFICATE OF INCORPORATION
OF
EMCORE CORPORATION

Pursuant to the provisions of Section 14A:9-1 and Section 14A:9-5 of the New Jersey Business Corporation Act (the “Act”), the undersigned corporation hereby executes the following Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”):

Article 1
Business Name

The name of the corporation is EMCORE Corporation (the “Corporation”).

Article 2
Business Purpose

The purpose of the Corporation is to engage in any lawful activity for which corporations may be organized under the Act and to engage in any and all necessary or incidental activities.

Article 3
Stock

The Corporation is authorized to issue and the total authorized capital stock of the Corporation shall consist of 100 shares of common stock with no par value.

Article 4
Preferences, Limitations and Rights of Issued Shares

The board of directors shall have the power to divide issued shares into classes or series. The board of directors shall also have the power to determine or change the designation, number, and relative rights, preferences, and limitations of the issued shares. Any division of issued shares or changes to the rights, preferences, and limitations of issued shares may be effected by majority vote of the board of directors.

Article 5
Registered Office and Agent

The address and county of the current registered office of the Corporation is Princeton South Corporate Ctr., Suite 160, 100 Charles Ewing Blvd., Ewing, NJ 08628, Mercer County.

The name of the current registered agent of the Corporation at that office is Corporation Service Company.

Article 6
Directors

The number of directors constituting the current board of directors of the Corporation is one (1) member. The name and address of the director is:

John Borduin – 51 Dwight Pl, Fairfield, NJ 07004

Article 7
Other Lawful Provisions

(a)	A director or officer of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director or in the officer's capacity as an officer, except to the extent the director or officer is found liable for: (a) a breach of the duty of loyalty to the Corporation or its shareholders, (b) an act or omission not in good faith that constitutes a breach of duty to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law, (c) an improper distribution to the shareholders, or (d) a transaction from which the director or officer received an improper benefit. No amendment to, modification of, or repeal of this Article 8 shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment.

(b)	The Corporation shall indemnify any corporate agent to the fullest extent permitted by applicable law against liabilities actually incurred by the corporate agent in any proceeding involving the corporate agent by reason of being or having been a corporate agent. The term “corporate agent” as used herein shall have the meaning attributed to it by Section 14A:3-5 of the Act, as the same may be amended and supplemented. The foregoing rights of indemnification shall be in addition to and not exclusive of any other rights which such corporate agent may be entitled to under any agreement with the Corporation or any action taken by the directors or shareholders of the Corporation or otherwise.

Article 8
Effective Date

This Certificate of Incorporation becomes effective upon filing with the New Jersey Department of the Treasury, Division of Revenue and Enterprise Services.

Article 9
Execution

The undersigned officer declares, under penalties of perjury, that the statements made in the foregoing Amended and Restated Certificate of Incorporation are true as of this 28th day of  February, 2025.

/s/ Matthew Vargas
Matthew Vargas
Chief Executive Officer

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